Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2011 YEAR END RESULTS

PARK CITY, Utah, Dec 19/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2011 fourth quarter and year ended September 30, 2011.  Net sales for the fiscal 2011 fourth quarter were $45.8 million compared to $42.8 million for the same quarter of fiscal 2010.  For the fourth quarter of fiscal 2011, net income was $3.3 million, or $0.32 diluted earnings per share, compared to net income of $3.5 million, or $0.34 diluted earnings per share, for the same quarter of fiscal 2010.

Net sales for the fiscal year ended September 30, 2011 were $188.1 million compared to $180.1 million for the same period in fiscal 2010.  For the fiscal year ended September 30, 2011, net income was $15.7 million, or $1.51 diluted earnings per share, compared to net income of $16.4 million, or $1.56 diluted earnings per share, for the same period of fiscal 2010.

Operating cash flow for the fiscal year ended September 30, 2011 was $26.3 million compared to $17.9 million for the same period of fiscal 2010.  This operating cash flow, combined with net borrowings of $4.0 million, was primarily used to invest $14.8 million in acquisitions of branded natural product businesses, $12.4 million in purchases of property and equipment and $4.7 million in repurchases of common stock.

Bill Gay, chairman and chief executive officer, commented, “We are pleased that our fiscal 2011 net sales and net income remained strong and provide the foundation for ongoing synergies.  Fourth quarter net sales growth came from our existing customer base as well as through acquisitions.  Cash flow and EBITDA remained solid as we continue to invest in expanding our manufacturing and distribution capabilities for recently acquired brands.  Small to medium acquisitions that leverage our operational infrastructure over several years will remain our focus.”

Mr. Gay continued, “There has not been any fundamentally uplifting economic news in the last quarter or year to remove the uncertainties faced by most of our domestic and international customers.  However, we have seen and are encouraged by the ongoing store expansion of several large footprint natural food retailers in the western US marketplace.  We are hopeful that these new stores will drive younger consumers to our market while retaining the existing base of health-conscious shoppers.  We will continue to focus on leveraging operating costs with technology enhancements and capital improvements and, on buying smarter and building more efficiently.  Management is excited about continuing to pursue acquisitions that add additional unique branded products to our portfolio to further support our customers’ needs as well as maximize usage of our capacities.  Both the Board and our management team appreciate the opportunities we have to grow this business and provide opportunities for the employees and stakeholders we work with.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids™, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 6,000 SKUs, including approximately 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2011 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	September 30,	September 30,
	2011	2010
Assets
Current assets, net	$62,069	$58,294
Property, plant and equipment, net	72,094	61,733
Goodwill	8,853	5,338
Other non-current assets, net	28,649	29,582
	$171,665	$154,947

Liabilities and Stockholders’ Equity
Current liabilities	$19,737	$45,673
Long-term liabilities	32,253	1,739
Stockholders’ equity	119,675	107,535
	$171,665	$154,947

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2011	2010	2011	2010
Net sales	$45,825	$42,811	$188,070	$180,052
Cost of sales	23,415	20,758	92,877	86,199
Gross profit	22,410	22,053	95,193	93,853
Operating expenses
Selling, general and administrative	16,907	15,857	68,230	65,666
Amortization of intangible assets	441	358	1,654	1,299
Income from operations	5,062	5,838	25,309	26,888
Interest and other expense, net	338	147	1,140	550
Income before provision for income taxes	4,724	5,691	24,169	26,338
Provision for income taxes	1,450	2,147	8,451	9,955

Net income	$3,274	$3,544	$15,718	$16,383

Net income per common share
Basic	$0.32	$0.34	$1.52	$1.57
Diluted	0.32	0.34	1.51	1.56

Weighted average common shares outstanding
Basic	10,237,218	10,380,914	10,322,177	10,410,526
Diluted	10,289,748	10,473,838	10,385,583	10,503,933

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2011	2010	2011	2010

Net income	$3,274	$3,544	$15,718	$16,383
Provision for income taxes	1,450	2,147	8,451	9,955
Interest and other expense, net (1)	338	147	1,140	550
Depreciation and amortization	2,054	1,934	8,052	7,374

EBITDA	$7,116	$7,772	$33,361	$34,262

(1)  Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other expense, taxes, depreciation and amortization.  We believe that EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.